Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

CARRIZO OIL & GAS UPDATES FOURTH QUARTER OPERATIONS; RESERVES REACH RECORD 150.6 BCFE, REPLACING 527 PERCENT OF 2005 PRODUCTION; QUARTERLY AND ANNUAL PRODUCTION REACH RECORD LEVELS; ANNOUNCES ACCOUNTING MATTERS
HOUSTON, March 9, 2006 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the fourth quarter and full year 2005 and updated operations, reserves and accounting matters.
Reserves
Year-end proved reserves were a record 150.6 Bcfe based on reports from Carrizo’s third-party reserve engineers. This is an increase of 38 percent (net of 2005 production of 9.6 Bcfe) over the year-end 2004 proved reserves of 109.3 Bcfe. Year-end PV-10 value was $404 million as compared to $209 million at year-end 2004.
These additions resulted in the Company replacing 527 percent of 2005 production.
Barnett Shale reserves increased 50.4 Bcfe, or 159 percent, to 82.1 Bcfe. Gulf Coast reserves decreased slightly from 26.2 Bcfe to 26.0 Bcfe, almost replacing production of 7.5 Bcfe. Camp Hill reserves decreased 8.95 Bcfe, or 17 percent, from 51.5 Bcfe to 42.5 Bcfe, primarily due to a conservative reduction in the expected recovery efficiency of original oil in place. Additional information regarding Carrizo’s Camp Hill project will be included in an upcoming Current Report on Form 8-K to be filed with the SEC.
Production
Production during the fourth quarter of 2005 was estimated to be a record 2.75 Bcfe, or 13.2 percent above the 2.43 Bcfe of production in the fourth quarter 2004 and 26.3 percent above the third quarter 2005 production. Part of the third quarter 2005 and the first two weeks of the fourth quarter 2005 were impacted by hurricanes Katrina and Rita. Estimated annual production for 2005 reached a record level of 9.63 Bcfe, or 15.8 percent higher than the 8.32 Bcfe of production in 2004. The Company estimates that fourth quarter 2005 sales prices, including the effect of hedging activities, averaged approximately $9.78 per Mcf and $58.27 per barrel. The natural gas sales price was negatively affected $0.66 per Mcf by hedging activities. The oil sales price was negatively affected $0.16 per Bbl by hedging activities. Approximately 88 percent of fourth quarter production was natural gas, with 85 percent of total 2005 production being natural gas.
Current production is an estimated 31 MMcfe/d, including over 14 MMcfe/d in the Barnett Shale with 14 net horizontal wells already drilled but waiting on completion and/or pipeline connection.

Drilling
In the Company’s onshore Gulf Coast of Texas and Louisiana operating areas, the Company participated in the drilling of five gross exploratory wells in the fourth quarter of 2005, four of which were successful for an apparent 80 percent success rate. All of the successful wells have been completed and are currently producing. As of year end 2005, drilling operations were underway on three wells. Year to date 2006, the Company has drilled five wells with four successes and is currently drilling three wells.
In its Barnett Shale project area, the Company participated in the drilling of eight gross (five net) horizontal wells in the fourth quarter, all of which were successful. As of year-end 2005, two of these successful wells had been completed. Thirteen additional horizontal wells were in various stages of testing, completion or awaiting pipeline hook-up. As of that date, drilling was underway on six gross (four net) horizontal wells.
The Company’s overall apparent drilling success rate in the fourth quarter 2005 was 92 percent, comprised of a total of 13 gross wells drilled, twelve of which were successful.
For the entire year, Carrizo participated in 21 gross wells in its onshore Gulf Coast area with 17 successes for an apparent 81 percent drilling success rate. In its Barnett Shale area, the Company participated in 37 gross wells in 2005 (comprised of 30 horizontal and seven vertical wells), all of which were apparently successful. In the Camp Hill field in Anderson County, Texas, the Company drilled seven gross wells with seven apparent successes. All seven are producing. Overall, the Company was successful on 61 of 65 gross wells drilled for an apparent success rate of 94 percent.
Two wells are currently drilling in the onshore Gulf Coast area. One of these, the Chesapeake-operated Fuller #1 (Destaroyah prospect) has reached a depth of approximately 15,200 feet with an estimated targeted depth of 16,500 feet. Carrizo has a 22 percent working interest in this Wilcox test in Goliad County, Texas.
The Carrizo-operated 22,000 foot Miller A-14 #1 (Mega-Mata prospect) in Matagorda County, Texas spudded on March 7, 2006. Carrizo is paying five percent of the risk capital for a 25 percent working interest in this well after casing point.
Leasing
Barnett Shale leases in the Fort Worth, Texas area totaled 80,000 net acres at year-end 2005, up 167 percent from the year-end 2004 total of approximately 30,000 net acres. The Company is still actively engaged in leasing activities.
The Company has also begun actively acquiring acreage in other organic rich shale plays based upon geological and geochemical criteria. We currently have, under lease or option, 51,000 net acres in the Barnett/Woodford shale play in West Texas/New Mexico, 85,000 net acres in the Floyd/Neal shale play in Mississippi/Alabama, 17,000 net acres in the western New Albany shale play in Kentucky, and 4,400 net acres in the Fayetteville shale play in Arkansas. Drilling commitments on all of this acreage total two wells over the next 17 months.
S.P. Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We had an outstanding year in 2005 by all benchmarks. Our transition is complete to a more balanced exploration company with a steady resource play development in the Barnett Shale underlying an exploration program with higher potential reserve and production targets in the onshore Gulf Coast. Leveraging off of these successful programs we have moved into other shale resource plays and also completed the sale of two high impact prospects we generated in the U.K. North Sea, both of which should be drilling in 2006. We are very excited about spudding the Mega-Mata well sooner than expected and anticipate that this will be one of the deepest, highest potential wells drilled by industry this year in the onshore Gulf Coast area.”

Restatement and Release of Earnings

The Company plans to restate the first three quarters of 2005 to record the impact of a financial restatement by its equity investee, Pinnacle Gas Resources, Inc. (“Pinnacle”). Carrizo owned 32.3 percent of the outstanding common stock of Pinnacle on December 31, 2005 and accounts for its investment in Pinnacle on the equity accounting method. Pinnacle’s financial restatement is related to certain natural gas derivatives which had historically been accounted for using the cash flow hedge method. Pinnacle’s management and independent public accountants have determined that these derivatives are not eligible for cash flow hedge accounting. Accordingly, Pinnacle will restate the 2005 quarters using the fair value hedge accounting method. Under this method, the open derivative positions at the end of each quarter are marked-to-market. The relative change in the fair value of these derivatives due to changing commodity prices are reflected as a gain or loss in Pinnacle’s earnings each quarter.

The related net impact of these Pinnacle hedges to Carrizo’s 2005 earnings is estimated to be a non-cash, after-tax charge of $1.1 million for 2005, comprised of a $1.0 million first quarter charge, a $0.1 million second quarter benefit, a $1.5 million third quarter charge and a $1.3 million fourth quarter benefit, resulting in a restatement of Carrizo’s three previously reported quarters in 2005. Management of Carrizo does not expect the restatement to have any material impact on Carrizo’s financial condition nor is it expected to indicate a material weakness in the Company’s financial reporting controls.

Prospectively, Pinnacle estimated, based upon commodity prices at March 8, 2006, the effect of the marked-to-market accounting for the Pinnacle derivatives in the 2006 first quarter would result in a gain to Pinnacle of approximately $2.7 million, or a $0.9 million non-cash after-tax benefit to Carrizo’s equity investment in Pinnacle. However, the actual gain or loss recorded for the first quarter of 2006, is likely to change, perhaps materially, and will not be determinable until the March 31, 2006 commodity prices are reported. Pinnacle’s management is considering alternatives and procedures to qualify for cash flow hedge accounting on future derivatives.

Additional information relating to the restatement will be filed in a Current Report on Form 8-K filed by Carrizo with the SEC. Particularly in light of the restatement, Carrizo expects to file with the Securities and Exchange Commission (the “SEC”) a Form 12b-25, stating that it will require additional time to complete and file the 2005 Form 10-K. The filing of the Company’s Annual Report on Form 10-K is expected to occur on or around March 31, 2006. Carrizo expects to release its earnings on or around March 20, 2006.

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas.

Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to those relating to Miller A-14 #1 well and other high impact wells, the timing of the completion of the restatement, current and first quarter 2006 effect of Pinnacle hedges, any restated amounts, timing of earnings announcements and filings with the SEC the results, reserves, testing, sales, potential and other effects of the Company’s wells, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include delays and uncertainties that may be encountered in connection with the restatement, the results of final audits and reviews by Pinnacle, Carrizo and their respective auditors, the results of additional testing of the wells, results of completion and follow-up operations, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2004, its upcoming Form 8-K filing and its other filings with the Securities and Exchange Commission.
Note Regarding Reserve Replacement Ratio
Management uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. Management believes reserve replacement information is frequently used by analysts, investors and others in the industry to evaluate the performance of companies like Carrizo. The reserve replacement ratio is calculated by dividing the sum of reserve additions from all sources (revisions, extensions, discoveries, and other additions and acquisitions) by the actual production for the corresponding period. The Company does not use unproved reserve quantities in calculating the reserve replacement ratio. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not take into consideration the cost of timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are producing and those that will require additional time and funding to begin producing. In that regard, it might be noted that the percentage of the Company’s proved developed reserves increased from approximately 17 percent in 2004 to approximately 35 percent in 2005. The Reserve replacement ratio for 2004 was 568 percent.